Exhibit 99.1

Press Release of CytoDyn Inc. dated April 14, 2011

CytoDyn Welcomes Andrew T. Libby, Jr. as Its Chief Financial Officer and Corporate Secretary

Santa Fe, NM – April 14, 2011 - CytoDyn Inc. (CYDY: OTCQB) (the “Company”) has appointed Andrew T. Libby, Jr. to fill the vacancy of Chief Financial Officer and to serve as Corporate Secretary.

“I am honored to become Chief Financial Officer and Corporate Secretary and to help move CytoDyn forward in its evolution and development. I welcome this opportunity to work with the Company and to contribute my experience in nutraceuticals and medical product distribution towards the Company’s success. We have a lot to do, and I am intensely focused on building shareholder value,” said Mr. Libby.

“As part of the Company’s continuing development and evolution we are pleased to be adding an experienced financial and operational professional to the senior management team. Mr. Libby will have my full support and I look forward to Andy’s professional contributions to the Company,” said Kenneth J. Van Ness, President and CEO of the Company.

Mr. Libby has over 35 years of professional experience in managing financial and operational aspects of private companies, public agencies and publicly traded companies. Mr. Libby has expertise in strategic planning for companies involved in the research, manufacture and distribution of nutraceutical and healthcare products. Mr. Libby has served, and will continue to serve, as Senior Vice-President and Chief Financial Officer of the Tampa Housing Authority for seven years. Prior experience includes serving seven years as a Director of the medical faculty practice at USF College of Medicine, where he was directly involved with the financing and monitoring of over 200 pharmaceutical grants. Prior experience also includes serving at the executive level in local government and serving on the accounting faculty of the Business University of Tampa. Mr. Libby received an MBA and Post-Graduate Certificate in Accounting from the University of Tampa and BA degrees in both Accounting and Management from the University of South Florida. Mr. Libby holds an active license in Florida as a Certified Public Accountant and is a Certified Internal Auditor.

This announcement contains forward looking statements related to the Company’s future growth and development. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements including, but not limited to, government regulation, managing and maintaining growth, and the effects of adverse publicity, litigation, competition, and other factors that may be identified from time to time in the Company’s announcements.

Source: CytoDyn Inc.

Contact: CytoDyn Inc.

Kenneth J. Van Ness

(505) 988-5520